Exhibit 99.1

Under Armour, Inc. 1020 Hull Street Baltimore, MD 21230 CONTACTS Investors: Tom Shaw, CFA Under Armour, Inc. Tel: 410.843.7676 Media: Diane Pelkey Under Armour, Inc. Tel: 410.246.5927

FOR IMMEDIATE RELEASE

UNDER ARMOUR REPORTS FIRST QUARTER NET REVENUES GROWTH OF 23% AND FIRST QUARTER EPS GROWTH OF 20%; RAISES FULL YEAR OUTLOOK

•	First Quarter Net Revenues Increased 23% to $384 Million

•	First Quarter Diluted EPS Increased 20% to $0.28 from $0.23

•	Company Updates 2012 Net Revenues Outlook to a Range of $1.78 Billion to $1.80 Billion (+21% to +22%)

•	Company Raises 2012 Operating Income Outlook to a Range of $203 Million to $205 Million (+25% to +26%)

Baltimore, MD (April 20, 2012) – Under Armour, Inc. (NYSE: UA) today announced financial results for the first quarter ended March 31, 2012. Net revenues increased 23% in the first quarter of 2012 to $384 million compared with net revenues of $313 million in the prior year’s period. Net income increased 21% in the first quarter of 2012 to $15 million compared with $12 million in the prior year’s period. Diluted earnings per share for the first quarter of 2012 were $0.28 on weighted average common shares outstanding of 52.9 million compared with $0.23 per share on weighted average common shares outstanding of 52.4 million in the prior year’s period.

First quarter apparel net revenues increased 23% to $283 million compared with $230 million in the same period of the prior year, driven by balanced performance across Men’s, Women’s, and Youth apparel businesses and introductions of innovative apparel products like ColdBlack and Armour Bra. Direct-to-Consumer net revenues, which represented 25% of total net revenues for the first quarter, grew 49% year-over-year. First quarter Footwear net revenues increased 24% to $64 million from $51 million in the prior year’s period, primarily driven by new 2012 running styles and strength in baseball cleats. First quarter accessories net revenues increased 26% to $30 million from $24 million in the prior year’s period.

Kevin Plank, Chairman, CEO, and President of Under Armour, Inc., stated, “First quarter results underscore that when we bring innovation and value to our product, we win with the consumer. Our ability to bring meaningful innovation to the athlete accelerated this past quarter. In addition to introducing new technologies like ColdBlack and Armour Bra, we enhanced our fit profiles in key Women’s categories including bottoms and Charged Cotton, upgraded the fabrication and feel of our Tech Tee, and saw strong results with our $120 Charge RC running shoe. As we look at the rest of 2012, we will continue to emphasize innovation and design throughout our product spectrum, including a sharp focus on our baselayer and Footwear platforms.”

Gross margin for the first quarter of 2012 was 45.6% compared with 46.4% in the prior year’s quarter, primarily reflecting less favorable North American apparel and accessories product margins. Selling, general and administrative expenses as a percentage of net revenues were 39.2% in the first quarter of 2012 compared with 39.6% in the prior year’s period, largely reflecting leverage of marketing expenses. Marketing expenses for the first quarter of 2012 were 11.5% of net revenues compared with 13.3% in the prior year’s quarter, primarily driven by a strategic shift in spending to subsequent quarters. First quarter operating income grew 15% to $24 million compared with $21 million in the prior year’s period.

Balance Sheet Highlights

Cash and cash equivalents decreased 3% to $107 million at March 31, 2012 compared with $111 million at March 31, 2011. The Company had no borrowings outstanding under its $300 million revolving credit facility at March 31, 2012. Inventory at March 31, 2012 increased 30% to $324 million compared with $249 million at March 31, 2011. Long-term debt increased to $76 million at March 31, 2012 from $14 million at March 31, 2011, primarily driven by the acquisition of the Company’s corporate headquarters in July 2011.

Updated 2012 Outlook

The Company had previously anticipated 2012 net revenues growth at the low end of its 20% to 25% long-term growth target and 2012 operating income at the higher end of its 20% to 25% long-term growth target. Based on current visibility, the Company now expects 2012 net revenues in the range of $1.78 billion to $1.80 billion, representing growth of 21% to 22% over 2011. The Company also expects 2012 operating income in the range of $203 million to $205 million, representing growth of 25% to 26% over 2011. The Company continues to expect an effective tax rate of approximately 37.5% to 38.0% for the full year, compared to an effective tax rate of 38.2% for 2011. The Company continues to anticipate fully diluted weighted average shares outstanding of approximately 53.2 million to 53.4 million for 2012.

Mr. Plank concluded, “The first quarter represents our eighth consecutive quarter of revenue growth in excess of 20%. Just as importantly, we remain committed to driving bottom line performance and the team we have assembled is delivering through leadership, discipline, and process. I am excited that we recently augmented our team with key leaders in international, supply chain, and human resources. These valuable additions to our leadership team will be instrumental in reaching the long-term global potential of our Brand.”

Conference Call and Webcast

The Company will provide additional commentary regarding its first quarter results as well as its updated 2012 outlook during its earnings conference call today, April 20th, at 8:30 a.m. ET. The call will be webcast live at http://investor.underarmour.com/events.cfm and will be archived and available for replay approximately three hours after the live event. Additional supporting materials related to the call will also be available at http://investor.underarmour.com. The Company’s financial results are also available online at http://investor.underarmour.com/results.cfm.

About Under Armour, Inc.

Under Armour® (NYSE: UA) is a leading developer, marketer, and distributor of branded performance apparel, footwear, and accessories. The brand’s moisture-wicking fabrications are engineered in many different designs and styles for wear in nearly every climate to provide a performance alternative to traditional products. The Company’s products are sold worldwide and worn by athletes at all levels, from youth to professional, on playing fields around the globe. The Under Armour global headquarters is in Baltimore, Maryland, with European headquarters in Amsterdam’s Olympic Stadium, and additional offices in Denver, Hong Kong, Toronto, and Guangzhou, China. For further information, please visit the Company’s website at www.ua.com.

Forward Looking Statements

Some of the statements contained in this press release constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “outlook,” “potential” or the negative of these terms or other comparable terminology. The forward-looking statements contained in this press release reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: changes in general economic or market conditions that could affect consumer spending and the financial health of our retail customers; our ability to effectively manage our growth and a more complex business; our ability to effectively develop and launch new, innovative and updated products; our ability to accurately forecast consumer demand for our products and manage our inventory in response to changing demands; increased competition causing us to reduce the prices of our products or to increase significantly our marketing efforts in order to avoid losing market share; fluctuations in the costs of our products; loss of key suppliers or manufacturers or failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner; our ability to further expand our business globally and to drive brand awareness and consumer acceptance of our products in other countries; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; our ability to effectively market and maintain a positive brand image; the availability, integration and effective operation of management information systems and other technology; and our ability to attract and maintain the services of our senior management and key employees. The forward-looking statements contained in this press release reflect our views and assumptions only as of the date of this press release. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

(Tables Follow)

Under Armour, Inc.

For the Three Months Ended March 31, 2012 and 2011

(Unaudited; in thousands, except per share amounts)

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended March 31,
	2012	% of Net Revenues	2011	% of Net Revenues

Net revenues	$384,389	100.0%	$312,699	100.0%
Cost of goods sold	209,185	54.4%	167,648	53.6%

Gross profit	175,204	45.6%	145,051	46.4%

Selling, general and administrative expenses	150,801	39.2%	123,909	39.6%

Income from operations	24,403	6.3%	21,142	6.8%

Interest expense, net	(1,355)	(0.3%)	(579)	(0.2%)
Other income (expense), net	82	0.0%	(510)	(0.2%)

Income before income taxes	23,130	6.0%	20,053	6.4%
Provision for income taxes	8,469	2.2%	7,914	2.5%

Net income	$14,661	3.8%	$12,139	3.9%

Net income available per common share
Basic	$0.28		$0.24
Diluted	$0.28		$0.23

Weighted average common shares outstanding
Basic	51,923		51,444
Diluted	52,853		52,386

NET REVENUES BY PRODUCT CATEGORY

	Quarter Ended March 31,
	2012	2011	% Change

Apparel	$283,331	$230,484	22.9%
Footwear	63,663	51,436	23.8%
Accessories	29,635	23,537	25.9%

Total net sales	376,629	305,457	23.3%
Licensing revenues	7,760	7,242	7.2%

Total net revenues	$384,389	$312,699	22.9%

NET REVENUES BY GEOGRAPHIC SEGMENT

	Quarter Ended March 31,
	2012	2011	% Change

North America	$362,521	$296,077	22.4%
Other foreign countries	21,868	16,622	31.6%

Total net revenues	$384,389	$312,699	22.9%

Under Armour, Inc.

As of March 31, 2012, December 31, 2011 and March 31, 2011

(Unaudited; in thousands)

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of 3/31/12	As of 12/31/11	As of 3/31/11

Assets

Cash and cash equivalents	$107,052	$175,384	$110,844
Accounts receivable, net	196,411	134,043	163,385
Inventories	324,354	324,409	248,614
Prepaid expenses and other current assets	47,121	39,643	19,298
Deferred income taxes	19,164	16,184	15,963

Total current assets	694,102	689,663	558,104

Property and equipment, net	158,482	159,135	80,298
Intangible assets, net	4,648	5,535	3,982
Deferred income taxes	15,461	15,885	21,041
Other long term assets	47,544	48,992	28,285

Total assets	$920,237	$919,210	$691,710

Liabilities and Stockholders’ Equity
Accounts payable	$95,844	$100,527	$88,678
Accrued expenses	40,970	69,285	38,473
Current maturities of long term debt	43,330	6,882	5,984
Other current liabilities	2,550	6,913	2,921

Total current liabilities	182,694	183,607	136,056

Long term debt, net of current maturities	32,451	70,842	7,660
Other long term liabilities	31,004	28,329	22,819

Total liabilities	246,149	282,778	166,535

Total stockholders’ equity	674,088	636,432	525,175

Total liabilities and stockholders’ equity	$920,237	$919,210	$691,710

Under Armour, Inc.

For the Three Months Ended March 31, 2012 and 2011

(Unaudited; in thousands)

	Three Months Ended 3/31/12	Three Months Ended 3/31/11
Cash flows from operating activities
Net income	$14,661	$12,139
Adjustments to reconcile net income to net cash used in operating activities
Depreciation and amortization	10,591	8,613
Unrealized foreign currency exchange rate gains	(1,686)	(1,922)
Stock-based compensation	6,418	3,315
Loss on disposal of property and equipment	390	2
Deferred income taxes	(1,837)	63
Changes in reserves	(1,917)	(2,766)
Changes in operating assets and liabilities:
Accounts receivable	(60,391)	(56,566)
Inventories	1,552	(33,379)
Prepaid expenses and other assets	4,538	(1,860)
Accounts payable	(6,052)	3,563
Accrued expenses and other liabilities	(26,041)	(15,681)
Income taxes payable and receivable	(13,274)	(1,018)

Net cash used in operating activities	(73,048)	(85,497)

Cash flows from investing activities
Purchase of property and equipment	(8,839)	(10,846)
Purchase of other assets	—	(1,153)
Purchase of long term investment	—	(3,852)
Change in restricted cash	(198)	—

Net cash used in investing activities	(9,037)	(15,851)

Cash flows from financing activities
Payments on long term debt	(1,943)	(2,298)
Excess tax benefits from stock-based compensation arrangements	9,500	5,337
Payments of deferred financing costs	—	(1,562)
Proceeds from exercise of stock options and other stock issuances	6,868	6,826

Net cash provided by financing activities	14,425	8,303
Effect of exchange rate changes on cash and cash equivalents	(672)	19

Net decrease in cash and cash equivalents	(68,332)	(93,026)

Cash and cash equivalents
Beginning of period	175,384	203,870

End of period	$107,052	$110,844